Exhibit 3.1

SECOND AMENDMENT TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

BROAD CAPITAL ACQUISITION CORPORATION

Pursuant to Section 242 of the Delaware General Corporation Law

BROAD CAPITAL ACQUISITION CORPORATION (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, does hereby certify as follows:

1.	The name of the Corporation is Broad Capital Acquisition Corporation. The Corporation’s Amended and Restated Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on January 10, 2022, as further amended by the First Amendment to the Amended and Restated Certificate of Incorporation filed in the office of the Secretary of State of the State of Delaware on January 11, 2023 (the “First Amendment”).

2.	This Second Amendment to the Amended and Restated Certificate of Incorporation amends Section 9.1 by deleting Section 9.1(c) of the First Amendment and adding Section 9.1(d) as discussed below (the “Second Amendment”).

3.	This Second Amendment to the Amended and Restated Certificate of Incorporation was duly adopted by the affirmative vote of the holders of 65% of the stock entitled to vote at a meeting of stockholders in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”).

4.	Section 9.1(d) is hereby added to Article IX as follows:

(d)	In the event that the Corporation has not consummated an initial Business Combination within 21 months from the date of the closing of the Offering, upon the Sponsor’s request, the Corporation may extend the period of time to consummate a Business Combination by an additional three months, from October 13, 2023 until January 13, 2024, provided that (i) the Sponsor (or its affiliates or permitted designees) will deposit into the Trust Account $150,000 for each such one-month extension beginning on June 13, 2023 until January 13, 2024, unless the closing of the Company’s initial business combination shall have occurred for such extension in exchange for a non-interest bearing, unsecured promissory note payable upon consummation of a Business Combination and (ii) the procedures relating to any such extension, as set forth in the Trust Agreement, shall have been complied with. The gross proceeds from the issuance of such promissory note(s) shall be held in the Trust Account and used to fund the redemption of the Offering Shares in accordance with Section 9.2.

IN WITNESS WHEREOF, Broad Capital Acquisition Corporation has caused this Second Amendment to the Amended and Restated Certificate to be duly executed in its name and on its behalf by an authorized officer as of this 12th day of June 2023.

BROAD CAPITAL ACQUISITION CORPORATION

By:	/s/ Johann Tse
Name:	Johann Tse
Title:	Chief Executive Officer